UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): November 17, 2022

KIORA PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

001-36672	98-0443284
(Commission File Number)	(IRS Employer Identification No.)

1371 East 2100 South Suite 200 Salt Lake City, Utah 84105	84105
(Address of principal executive offices)	(Zip Code)

(781) 788-9043

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class:	Trading Symbol(s)	Name of each exchange on which registered:
Common Stock, $0.01 par value	KPRX	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement

As previously reported, on July 26, 2022, Kiora Pharmaceuticals, Inc. (the “Company”) consummated a registered public offering, pursuant to which the Company issued and sold (i) 592,392 shares of its common stock, (ii) 1,280 shares of Series E Convertible Preferred Stock, (iii) 752,392 Class A Warrants (the “Class A Warrants”), and (iv) 752,392 Class B Warrants (the “Class B Warrants” and, together with the Class A Warrants, the “Prior Warrants”). Each of the Prior Warrants had an exercise price of $8.00 per share of underlying common stock, as adjusted to reflect the 1-for-40 reverse stock split consummated by the Company on September 27, 2022. The securities were offered by the Company pursuant to the Registration Statement on Form S-1 (File No. 333-264641), which was initially filed with the Securities and Exchange Commission (the “Commission”) on May 3, 2022, amended on July 13, 2022, July 19, 2022 and July 21, 2022, and declared effective by the Commission on July 21, 2022 (the “Registration Statement”).

On November 17, 2022, the Company entered into warrant exercise inducement offer letters (“Inducement Letters”) with holders of the Prior Warrants (collectively, the “Exercising Holders”) pursuant to which the holders agreed to exercise for cash all of their Class A Warrants to purchase 654,609 shares of the Company’s common stock in exchange for the Company’s agreement to issue new warrants (the “Inducement Warrants”) on substantially the same terms as the Existing Warrants, except as set forth herein, to purchase up to 654,609 shares of the Company’s common stock. The Company expects to receive aggregate gross proceeds of approximately $3.12 million from the exercise of the Existing Warrants by the Exercising Holders and the sale of the Inducement Warrants. The Company has engaged Ladenburg Thalmann & Co. Inc. (“Ladenburg”) as its exclusive placement agent in connection with these transactions and will pay Ladenburg a fee equal to 8% of its gross proceeds from the exercise of the Class A Warrants.

The issuance of the Prior Warrants to the public and the issuance of the Common Stock upon exercise thereof have been registered on the Registration Statement. A prospectus supplement relating to this reduction of the exercise price for the outstanding Class A Warrants was filed with the Commission.

The Company also agreed to file a registration statement covering the resale of the shares of the Company’s common stock issued or issuable upon the exercise of the Inducement Warrants no later than 30 calendar days following the date of the Inducement Letters.

Each Inducement Warrant is exercisable at a price per share of common stock of $5.97.  Each Inducement Warrant will initially be exercisable six months following its date of issuance, and will expire on the 18 month anniversary of their initial exercise date. The exercise prices of the Inducement Warrants are subject to appropriate adjustment in the event of recapitalization events, stock dividends, stock splits, stock combinations, reclassifications, reorganizations or similar events affecting the Company’s common stock. Subject to limited exceptions, a holder of Inducement Warrants will not have the right to exercise any portion of its Inducement Warrants if the holder (together with such holder’s affiliates, and any persons acting as a group together with such holder or any of such holder’s affiliates) would beneficially own a number of shares of common stock in excess of 4.99% (or, upon election by a holder prior to the issuance of any Warrants, 9.99%) of the shares of common stock then outstanding. At the holder’s option, upon notice to the Company, the holder may increase or decrease this beneficial ownership limitation not to exceed 9.99% of the shares of Common Stock then outstanding, with any such increase becoming effective upon 61 days’ prior notice to the Company.

The foregoing summaries of the Inducement Warrants and the form of Inducement Letters do not purport to be complete and are subject to, and qualified in their entirety by, such documents attached as Exhibits 4.1 and 10.1, respectively, to this Current Report on Form 8-K (this “Current Report”), which are incorporated herein by reference.

Item 3.02	Unregistered Sales of Equity Securities.

The information contained in Item 1.01 of this Current Report on Form 8-K in relation to the Inducement Warrants and the shares of the Company’s common stock issuable upon the exercise thereof is hereby incorporated by reference into this Item 3.02. The Inducement Warrants were issued in reliance upon an exemption from registration pursuant to 4(a)(2) under the Securities Act of 1933, as amended, and Rule 506 of Regulation D promulgated thereunder.

Item 3.03	Material Modifications to Rights of Security Holders.

The disclosure set forth under Item 1.01 is incorporated herein by reference into this Item 3.03 in its entirety.

Item 8.01	Other Events.

On November 18, 2022, the Company issued a press release announcing the signing of the Inducement Letters. A copy of the press release is attached as Exhibit 99.1 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

4.1	Form of Inducement Warrant

10.1	Form of Inducement Letter

99.1	Press Release of the Company, dated November 18, 2022

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

KIORA PHARMACEUTICALS, INC.

By:	/s/ Brian M. Strem, Ph.D.
Brian M. Strem, Ph.D.
President and Chief Executive Officer

Date: November 21, 2022